UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 4, 2005

Knology, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-32647	58-2424258
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1241 O.G.Skinner Drive, West Point, Georgia		31833
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	706-645-8752

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

Item 3.02. Unregistered Sales of Equity Securities.

On May 4, 2005, Knology, Inc. (the "Company") entered into a Series AA Preferred Stock Purchase Agreement (the "Agreement") with certain existing investors and new investors (collectively, the "Purchasers"). The Agreement provides that the Company will sell 920,000 shares of a newly authorized Series AA Preferred Stock, par value $0.01 per share (the "Preferred Stock"), at a price of $10.00 per share, in cash, or $9.2 million in the aggregate, to the Purchasers, or their related interests. The Agreement also provides that certain additional purchasers may be joined as parties to the Agreement prior to the closing, in which case the number of shares to be purchased by certain existing investors, or their related interests, will be reduced so that the aggregate number of shares to be issued will not be increased.

Dividends will accrue on the Preferred Stock at an 8% annual rate. Upon a liquidation of the Company, the holders of the Preferred Stock will be entitled to receive, prior to any distribution with respect to any other equity security of the Company, including the Company’s common stock, par value $0.01 per share (the "Common Stock") (other than any class or series of equity securities ranking senior to the Preferred Stock), an amount in cash equal to $10.00 per share plus any accrued and unpaid dividends thereon (the "Liquidation Value"). The Company will have the right to redeem the outstanding shares of Preferred Stock, in whole or in part, on or after December 31, 2010. The Company will be required to make an offer to redeem all the outstanding shares of Preferred Stock on the earlier of December 31, 2010 or a "Change in Control" of the Company, as defined in the certificate of designations defining the rights, preferences and privileges of the Preferred Stock (the "Certificate").

The shares of Preferred Stock are convertible into shares of the Common Stock at any time at the option of the holder and automatically upon the earlier of (1) the date on which the volume weighted average sales price of the Common Stock has exceeded $8.00 per share for 20 consecutive trading days, and (2) the election of the holders of a majority of the outstanding Preferred Stock, including a majority of the shares held by the Purchasers. Each share of Preferred Stock is convertible into a number of shares of Common Stock equal to the quotient of the Liquidation Value of the Preferred Stock divided by $2.00, subject to proportional anti-dilution adjustments for stock dividends, stock splits and similar transactions affecting the Common Stock as well as "institutional weighted average" adjustments for issuances of Common Stock and Common Stock equivalents at less than the then-current market price.

The completion of the transaction is subject to customary closing conditions, including the accuracy of the Company’s representations and warranties, delivery of certificates and legal opinions, the effectiveness of the Certificate, and the entry into an agreement by the Purchasers and the Company providing the Purchasers with customary "shelf", demand and piggyback registration rights. The transaction is expected to be completed by June 30, 2005.

The Agreement also provides that a portion of the shares of Preferred Stock certain existing investors, or their related interests, will be reoffered to the existing stockholders of the Company, at a price of $10.00 per share, through a rights offering to be registered under the Securities Act. For each of these investors, or their related interests, the shares to be reoffered will equal (i) the total number of shares acquired by such Purchaser minus (ii) the product of (x) the Purchaser’s percentage beneficial ownership of Common Stock prior to giving effect to the issuance of shares pursuant to the Agreement and (y) the total number of shares acquired by such Purchaser. The Company is also considering offering up to an additional 1,080,000 shares of Preferred Stock (or a newly created series of preferred stock) to existing stockholders of the Company, at a price of $10.00 per share, through a rights offering to be registered under the Securities Act.

The issuance of Preferred Stock pursuant to the Agreement as described above will be made in reliance on exemptions from registration provided by Section 4(2) or Regulation D of the Securities Act, as amended, as a transaction by an issuer not involving any public offering. Each of the persons purchasing shares of Preferred Stock in the transaction has represented that it is an "accredited investor," as defined in Regulation D, and intends to acquire the securities for investment only and not with a view to or for distribution in connection with such transaction. Appropriate legends will be affixed to the share certificates issued in such transaction. Each purchaser had adequate access to information about the Company, through their relationship with the Company or through information made available to them.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Knology, Inc.

May 10, 2005	By:	/s/Chad S. Wachter

Name: Chad S. Wachter
Title: General Counsel, Vice President and Secretary